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News Release

FOR IMMEDIATE RELEASE

AstroNova Announces Segment Leadership Promotions to Drive Execution of Growth Strategy

WEST WARWICK, R.I., June 12, 2025 — AstroNova, Inc. (Nasdaq: ALOT), a leading innovator in data visualization technology, today announced the promotion of Jorik Ittmann to Senior Vice President of Product Identification. Jorik joins Tom Carll, who was promoted to Senior Vice President of Aerospace, at the end of the first quarter as the leaders of AstroNova’s two segments. Both Jorik and Tom will continue to report directly to President and Chief Executive Officer Gregory Woods.

Mr. Ittmann and Mr. Carll will be responsible for driving the sales, marketing and operational execution of the Product Identification and Aerospace segments, respectively. Both executives are responsible for and will be compensated on the financial performance of their segments, reinforcing AstroNova’s commitment to driving accountability and long-term growth across the organization.

Jorik Ittmann, who joined AstroNova in September 2024 as Vice President of Commercial Operations for the Product Identification segment, brings more than 20 years of global sales and business development experience across the healthcare and printing technology industries. Prior to AstroNova, he held senior roles at Zebra Technologies and Health Link Solutions, where he led revenue growth, expanded international markets, and strengthened sales teams.

Tom Carll has been a vital member of AstroNova’s leadership team since joining the company in 1989. Over the course of his career, he has held a variety of senior positions, including Sales Engineer, National Sales Manager for the Test & Measurement group, and leadership roles within the Aerospace segment since its inception in 2004.

“Jorik and Tom have played critical roles in advancing our Product Identification and Aerospace businesses in the last six months and this organizational structure reflects the confidence we have in their continued executional focus,” said Greg Woods, President and CEO of AstroNova. “Their expanded responsibilities and new simplified reporting structure will better align execution, support segment growth, and position us to unlock value for our customers and shareholders.”

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze, and present data in multiple formats. Its strategy is to drive profitable growth through innovative new technologies, building its installed base to expand recurring revenue while strategically sourcing its replacement products.

The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions, including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Aerospace segment provides products designed for airborne printing solutions, avionics, and data acquisition. Aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Data acquisition systems are used in research and development, flight testing, missile and rocket telemetry, production monitoring, power, and maintenance applications.

For more information please visit: https://astronovainc.com/.

Important Additional Information

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000

AstroNova Announces Segment Leadership Promotions to Drive Execution of Growth Strategy

June 12, 2025

In connection with its 2025 Annual Meeting of Shareholders, AstroNova has filed a definitive proxy statement with the SEC and caused it to be mailed, together with an annual report and proxy card, to each of our shareholders. The proxy statement and a copy of the other materials that we file with the SEC from time to time, including our Annual Report on Form 10-K, as amended, for the fiscal year ended January 31, 2025, may be obtained free of charge via the Internet at www.sec.gov and through the Investor Relations page of our corporate website, https://investors.astronovainc.com/investors/financial-reports/annual-reports-and-proxy/default.aspx. In addition, investors and security holders may obtain free copies of the proxy statement, the annual report and other proxy materials by directing a written request to ALOTproxy@allianceadvisors.com.

The proxy statement and other relevant materials we have made or will make available contain important information about the director nominees and the other matters to be voted upon by shareholders at the 2025 Annual Meeting of Shareholders. AstroNova urges shareholders to read the proxy statement, and any other relevant materials we make available, before making any decision with respect to the matters to be voted upon at the 2025 Annual Meeting of Shareholders, including the election of directors.

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Investor/Media Contact:
Deborah Pawlowski, IRC, Alliance Advisors Email: dpawlowski@allianceadvisors.com Phone: 716.843.3908

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000